Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to April, 2017 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on June 19, 2017. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

HONORABLE JUDGE OF THE 7th BUSINESS COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL CITY OF THE STATE OF RIO DE JANEIRO

Proceedings 0203711-65.2016.8.19.0001

Judicial Reorganization of Oi S.A. et al.

The BANKRUPTCY TRUSTEE (Arnoldo Wald Law Firm – EAAW), appointed in the proceedings of Judicial Reorganization of OI S.A. et al., respectfully requests that Your Honor determines that the attachment entitled RMA (“Monthly Activity Report”), related to April 2017, be inserted in the record.

1.         BT informs that said Monthly Activity Report was prepared in the same manner of the RMAs filed in February, March, and April, i.e., without submitting the following financial information: Consolidated Financial Statements of the Companies Under Reorganization and respective notes; and Consolidated Monthly Income Statement and respective notes.

2.         And the reason for such submission is the same one contained in the petition of pages 156.756/156.758, in which BT showed concern over the early disclose of the financial information of the companies under reorganization, a request which was granted on pages 156.767/156.768, as follows:

“Pages 156.756/156.758: This is in reference to the request made by the bankruptcy trustee in which it was informed debtor’s concern over the inclusion, in the RMAs of February, March, and April of the current year, of the annual financial statements to be provided to BMFBOVESPA under article 176 of Law 6,404/76. They state that the concern has grounds, since the early disclosure in the RMAs may jeopardize confidentiality and bring divergent data, as they may be rectified until the final date of delivery to the Brazilian Securities and Exchange Commission (CVM), which will end on July 31, 2017, the reason why they request authorization for not including such information of said period in the RMAs. In fact, the bankruptcy trustees are right.

(...)

From this perspective, such information must be protected and only disclosed when actually approved by CVM, under penalty of creating false expectations, both negative and positive, with respect to the economic, financial, and equity situation of the corporation.

The intention is not to conceal or omit data, but rather to wait for its disclosure within the terms set forth by Law 6,404/76, and not before through RMAs that must be submitted.

Having said that, I accept the recommendation of the bankruptcy trustees to determine that the RMAs of February, March, and April 2017, do not include the Consolidated Financial Statements and Consolidated Monthly Income Statement and their respective notes, with such information being included in the reports as soon as provided under the Corporation Law.”

3.         When the financial information of Oi Group is provided to CVM in the Quarterly Financial Information (“ITR”), which must happen within “forty-five (45) days of the end of each quarter” (article 29, II, of Normative Ruling (IN) 480/2009), BT will analyze and make comments as a whole, just as it was made in the RMA of pages 199.189/199.245, which brought full analysis and information on the last quarter.

4.         BT then requests the decision of pages 156.767/156.768 be extended for future RMAs that may be submitted before the official disclosure by the Companies under Reorganization to CVM and to the market related to their quarterly reports.

Rio de Janeiro, June 19, 2017.

[signature]

Bankruptcy Trustee

Arnoldo Wald Law Firm

June 19, 2017

EXECUTIVE

SUMMARY

1	Introduction		03
2	Corporate Organization Chart of Oi Group/Companies Under Reorganization		05
3	Relevant facts and Market Communications disclosed		10
4	Financial Information (Consolidated Financial Statements of the Companies under Reorganization)		14
	4.1	Managerial Cash Flow Statement	15
5	Service to Creditors		21
6	Statements Submitted by BT		22

1 Introduction	EXECUTIVE SUMMARY

INTRODUCTION

Honorable Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro

The Bankruptcy Trustee, Arnoldo Wald Law Firm (“Wald” or “BT”), appointed in the records of the Judicial Reorganization of Oi Group (proceedings 0203711- 65.2016.8.19.0001), and RC Consultores, subcontracted by the BT to assist it in the elaboration of the Monthly Activity Report (“RMA”), respectfully submit to Your Honor, pursuant to the decision on pages 91.223/91.224, the RMA related to April 2017.

As it is known, the Judicial Reorganization involves the following companies:

•    Oi S.A. – under Judicial Reorganization (“Oi S.A.”);

•    Telemar Norte Leste S.A. – under Judicial Reorganization (“Telemar Norte Leste”);

•    Oi Móvel S.A. – under Judicial Reorganization (“Oi Móvel”);

•    Copart4 Participações S.A. – under Judicial Reorganization (“Copart4”);

•    Copart5 Participações S.A. – under Judicial Reorganization (“Copart5”);

•    Portugal Telecom International Finance B.V. – under Judicial Reorganization (“PTIF”); and

•    Oi Brasil Holdings Coöperatief U.A. – under Judicial Reorganization (“Oi Coop”).

This report, which covers financial information based specially on elements provided by the Companies under Reorganization until June 16, 2017, contains data related to April 2017, and should be analyzed with the preliminary activity report, as well as with the other RMAs previously submitted.

The RMA contains a chapter that covers specifically the consolidated financial information of the Companies under Reorganization, which shall encompass herein the Managerial Cash Flow Statement of said month submitted in the tables in comparison with the previous month. The report will highlight the main variations that took place in said month, submitting the clarifying information provided by the Management of the Companies under Reorganization.

Judicial Reorganization – OI

1 Introduction	EXECUTIVE SUMMARY

This report, prepared through analytical procedures and discussions with the Company’s Management, aims at providing the Court and interested parties with information on the financial situation of the Companies under Reorganization and the relevant transactions carried out by them, as well as a summary of the activities executed by the BT until the final works of this report.

The information presented below is based mainly on data and elements submitted by the Companies under Reorganization. The individual financial statements of all the Companies under Reorganization, as well as the consolidated financial statements of Oi Group (which include, but not limited to, the Companies under Reorganization), are annually audited by independent auditors. Limited review procedures are adopted by the auditors to file the Quarterly Consolidated Financial Information (“ITRs”) of Oi Group with CVM. In relation to the individual financial information of each Company under Reorganization, prepared in monthly periods which are not those covered by the ITRs delivered to CVM, it is not submitted to independent audit review, whether by the auditors hired by Oi Group or by the BT.

The BT, proud of the responsibility attributed to it, is at your disposal for further clarifications regarding the information contained in this report or other additional information.

Sincerely,

Arnoldo Wald Filho awf@wald.com.br Samantha Mendes Longo samantha@wald.com.br Alberto Camiña Moreira albertoc@wald.com.br Partners Tel: +55 (11) 3074-6000	Marcel Augusto Caparoz Chief Economist marcel@rcconsultores.com.br Tel: +55 (11) 3053-0003

2 Corporate Organization Chart of Oi Group	EXECUTIVE SUMMARY

CORPORATE ORGANIZATION CHART OF OI GROUP

* Diagram previously submitted in the Preliminary Activities Report dated March 31, 2017.

Information submitted once again for easier understanding of the structure of the Companies under Reorganization CORPORATE ORGANIZATION CHART OF OI GROUP

2 Corporate Organization Chart of Oi Group	EXECUTIVE SUMMARY

* Diagram previously submitted in the Preliminary Activities Report dated March 31, 2017.

Information submitted once again for easier understanding of the structure of the Companies under Reorganization CORPORATE ORGANIZATION CHART OF OI GROUP

2 Corporate Organization Chart of Oi Group	EXECUTIVE SUMMARY

* Diagram previously submitted in the Preliminary Activities Report dated March 31, 2017.

Information submitted once again for easier understanding of the structure of the Companies under Reorganization CORPORATE ORGANIZATION CHART OF OI GROUP

2 Corporate Organization Chart of Oi Group	EXECUTIVE SUMMARY

* Diagram previously submitted in the Preliminary Activities Report dated March 31, 2017.

Information submitted once again for easier understanding of the structure of the Companies under Reorganization

2 Brief Description of the Companies under Reorganization	EXECUTIVE SUMMARY

THE COMPANIES UNDER JUDICIAL REORGANIZATION

3 Relevant facts and Market Communications disclosed	EXECUTIVE SUMMARY

RELEVANT FACTS AND MARKET COMMUNICATIONS

We present below some of the relevant facts and market communications disclosed by Oi Group that are directly related to the Companies under Reorganization:

Relevant Facts and Market Communications from APRIL

April 10

Oi S.A. – under Judicial Reorganization disclosed on April 10 that the Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro, where the Company’s action for Judicial Reorganization is pending, appointed Arnoldo Wald Law Firm to fully assume and concentrate the position of bankruptcy trustee of the Company, of Telemar Norte Leste S.A. – under Judicial Reorganization, Oi Móvel S.A. – under Judicial Reorganization, Copart 4 Participações S.A. – under Judicial Reorganization, Copart 5 Participações S.A. – under Judicial Reorganization, Portugal Telecom International Finance BV – under Judicial Reorganization and Oi Brasil Holdings Coöperatief UA – under Judicial Reorganization, being the bankruptcy trustee authorized to hire individuals or legal entities to assist it in the financial and accounting areas, as allowed by the Reorganization Law. The Company will keep its shareholders and the market updated on the development of the subject under this Notice to the Market.

The notice is available on:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=243228

April 19

Oi S.A. – under Judicial Reorganization disclosed on April 19 that, on that date, the Dutch Court of Appeals, in Amsterdam, granted the appeals against the decisions that had denied the requests for conversion of the proceedings of suspension of payments related to each one of the financial vehicles of Oi in the Netherlands, Oi Brasil Holdings Coöperatief UA – under Judicial Reorganization (“Oi Brasil Holdings”) and Portugal Telecom International Finance B.V. – under Judicial Reorganization (“PTIF”), and determined that such proceedings be converted into bankruptcy proceedings in the Netherlands. Such decisions of the Dutch Court of Appeals are currently subject to the Dutch jurisdiction and laws, are not final and will be subject to appeal by Oi Brasil Holdings and PTIF before the Dutch Supreme Court.

The company also affirmed that Oi Brasil Holdings and PTIF are still under Judicial Reorganization in Brazil and clarified that the decisions do not have an impact on the daily affairs of the Company and its operating activities. The company reiterated that it is making progress on the discussions about the best proposal of Judicial Reorganization Plan with creditors, potential investors and other stakeholders in order to submit it to the approval of the Meeting of Creditors, pursuant to the terms and rules defined in the legislation. The purpose is to ensure a proposal that will warrant the operational feasibility and sustainability of the Company and that satisfy all interested parties in a balanced manner, allowing Oi to emerge stronger from this proceeding.

The notice is available on:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=243466

3 Relevant facts and Market Communications disclosed	EXECUTIVE SUMMARY

RELEVANT FACTS AND MARKET COMMUNICATIONS

We present below some of the relevant facts and market communications disclosed by Oi Group that are directly related to the Companies under Reorganization:

Relevant Facts and Market Communications from MAY

May 16

Oi. S.A. - Under Judicial Reorganization (“Company”) disclosed on May 16 that, as a complement to the Material Facts disclosed by the Company on June 22 and 30, 2016, it informed its shareholders and the general market that, on May 15, 2017, the Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro accepted to extend the stay period for one hundred and eighty business days, or until the Creditors’ General Meeting takes place, whichever occurs first, and determined the application of the following instructions with respect to the suits in progress against the Company and its direct or indirect wholly-owned subsidiaries, Oi Móvel S.A. - Under Judicial Reorganization, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance B.V. – Under Judicial Reorganization ("PTIF"), and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization ("Oi Brasil Holdings" and, jointly with the others, "Oi Companies"):

a)    Suspension of all enforcements, whether extrajudicial or related to provisional or final judgments, including enforcements under which fines are being charged and/or administrative sanctions applied against the Oi Companies, except for the ones dismissed by judgment, or those in relation to which a pledge has been made and the term for debtor’s opposition has lapsed, or for a judgment rendered in opposition request or motion that has become final and nonappealable.  In this case, both the rendering of the judgment and the certification of lapse of time for opposing the debt or the impossibility to appeal the decision that judged the opposition filed by debtor shall have as final milestone the date prior to the decision that granted the urgent relief (June 21, 2016);

b) The dismissal of an enforcement or the certification of lapse of time for debtor opposing the debt authorizes the issue of a payment order, in the event amounts are already deposited, before the date prior to the decision that granted the urgent relief (June 21, 2016);

c) The suits in progress, regardless of the Oi Companies being plaintiffs or defendants, and that demand illiquid amounts, pursuant to Article 6, Paragraph 1 of Tax Liability Law (LRF) shall continue in the court in which they are being processed, until enforcement;

d)    The legal remedies that pertain to judicial liens or to freezing or pledge of illiquid amounts or not, which entails any kind of equity loss to the Oi Companies, or interfere with possession of the assets related to its corporate activity shall also be suspended, with analysis of the concrete case being incumbent on the 7th Business Court of the Judicial District of the

State of Rio de Janeiro;

e)    With respect to the arbitration proceedings to which any of the debtor companies are party, all arbitrations in which there is a definition of the illiquid amounts due by the Oi Companies shall be suspended.

The notice is available on:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=244386

3 Relevant facts and Market Communications disclosed	EXECUTIVE SUMMARY

RELEVANT FACTS AND MARKET COMMUNICATIONS

May 17

Oi. S.A. - Under Judicial Reorganization (“Company”) disclosed on May 17 that the creditors list of the Oi Companies submitted by the bankruptcy trustee to the 7th Business Court of the Judicial District of the State of Rio de Janeiro (“Second Creditors List”) is available for consultation by the Company’s shareholders, by the general market, and by the creditors of the Oi Companies, as of said date, on the website pertaining to the judicial reorganization of the Oi Companies, and it may be accessed through electronic address http://www.recjud.com.br and on the website of the Court of Appeals of the Judicial District of Rio de Janeiro, accessed by the public at electronic address http://www.tjrj.jus.br/consultas/relacaonominal- de-credores/7-vara-emp. The Company also informed that the Second Creditors List was still to be disclosed, moment in which the term for any opposition by the legitimate parties will start pursuant to law.

The notice is available on:

http://ri.oi.com.br/oi2012/web/conteudo_en.asp?idioma=0&tipo=43089&conta=28&id=244516

May 17

Oi S.A. - Under Judicial Reorganization (BOVESPA: OIBR3, OIBR4; NYSE: OIBR.C, OIBR) (“Company”) disclosed on May 17 that on that same day the Company had received a notice from The New York Securities Exchange (“NYSE”) informing that the Company does not meet NYSE continued listing requirements under the filing criteria set forth in Section 802.01E of the NYSE Listed Company Manual due to the nonfiling of its Annual Report in Form 20-F for the fiscal year ended on December 31, 2016 (“2016 Annual Report”).

The Company also informed that it could not file the 2016 Annual Report within its original deadline without unreasonable efforts and expenses, because the Company is not capable of completing the preparation of its financial statements pursuant to the accounting principles generally accepted in the USA (“US GAAP”).

It also added that, given the ongoing discussions with creditors, potential investors and other investors regarding the best proposal for the Judicial Reorganization Plan - the implementation of which depends on the sufficient approval by the creditors under the Brazilian laws, which will allow for the Company to be successful in its judicial reorganization proceedings in progress before the 7th Business Court of the Judicial District of the State of Rio de Janeiro -, the Company could not determine a set of principles that are reasonable reliable in order to prepare an equity appraisal of the Company and its subsidiaries, on a consolidated basis, to support the assets impairment test required under the US GAAP. Accordingly, the Company could not perform such assets impairment test and is currently incapable of doing it, since such impairment test requires the Company to conclude an equity appraisal of itself and its subsidiaries on a consolidated basis.

The conclusion of the Company’s financial statements under the US GAAP for inclusion in the 2016 20-F requires the Company to determine (1) whether the use of the continued operation presupposition as base for preparing such financial statements is appropriate, and (2) the effects on the balance of assets and liabilities and in items that integrate the statements of income, of comprehensive income, of changes in the net equity, and of cash flow, in the event such financial statements were not prepared under this continuity presupposition.

NYSE informed the Company that, under NYSE rules, the Company will have six (6) months, which may be extended for another six (6) months, at NYSE’s sole discretion, counted from May 17, 2017, to file the 2016 Annual Report with the U.S. Securities and Exchange Commission ("SEC"). The Company is committed to filing the 2016 Annual Report as soon as possible, and it may be in compliance with NYSE continued listing requirements at any moment before the fixed term, by filing the 2016 Annual Report with SEC. The Company does not have the information required to estimate a specific date for filing the 2016 Annual Report.

The material fact is available on:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=244518

3 Relevant facts and Market Communications disclosed	EXECUTIVE SUMMARY

RELEVANT FACTS AND MARKET COMMUNICATIONS

May 29

Oi. S.A. - Under Judicial Reorganization (“Company”) disclosed on May 29 that the Notice of the creditors list of the Oi Companies submitted by the bankruptcy trustee (“Creditors List”) to the 7th Business Court of the Judicial District of the State of Rio de Janeiro (“Judicial Reorganization Court”) was published on that same day and is available for consultation by the Company’s shareholders, by the general market, and by the creditors of the Oi Companies on the website pertaining to the judicial reorganization, and it may be accessed through electronic address http://www.recjud.com.br and on the website of the Court of Appeals of the Judicial District of Rio de Janeiro, accessed by the public at electronic address http://www.tjrj.jus.br/documents/10136/1709761/relacao-credores-aj.pdf. The legal terms of (i) ten business days for submission, to the Judicial Reorganization Court, of oppositions to the Creditors List; and (ii) 30 business days for submission of oppositions to the judicial reorganization plan will start counting from the date hereof.

The notice is available on:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=245221

4.1 Managerial Cash Flow Statement	EXECUTIVE SUMMARY

FINANCIAL INFORMATION

4.1           Managerial Cash Flow Statement

4.1 Managerial Cash Flow Statement	EXECUTIVE SUMMARY

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

○  Net Operating Cash Generation was R$ 231 million negative in April

○  Decrease in the accounts receivable in April reflected an atypical March

○  Payment of the concession charge to Anatel significantly affected the Net Operating Cash Generation

○  Reduction in the Tax Payable and Court deposits contributed to April’s variation

○  Investments remained on the level of R$ 346 million

○  Financial Cash Final Balance ended April with R$ 6,884 million

4.1 Managerial Cash Flow Statement	EXECUTIVE SUMMARY

Net Operating Cash Generation was R$ 231 million negative in April

○ Net Operating Cash Generation was R$ 231 million negative in April, after the results equally negative by R$ 279 million (Figure 6). When compared to March, both Accounts Receivable and Payable had a reduction. Accounts Receivable had a result R$ 585 million smaller, reaching R$ 2,638 million, while the cash outflow with Accounts Payable and Investments decreased by R$ 633 million, jointly reaching R$ 2,869 million (Figure 7). Other transactions of the Companies under Reorganization, which include Intra-group Transactions, Financial Transactions and Dividends, contributed with outflows of R$ 55 million, compared to a positive result of R$ 69 million in the previous year.

○ Accordingly, the variation of the Financial Cash Final Balance was negative in R$ 286 million in April, resulting in an amount of R$ 6,884 million (Figure 8), which corresponds to a decrease of 4.0% compared to the previous month.

○ Considerations of the variations shall be analyzed in detail on the next pages.

4.1 Managerial Cash Flow Statement Consolidated Financial Statements of the Companies under Reorganization (unaudited)	EXECUTIVE SUMMARY

Table 1 - Managerial Cash Flow Statement April 2017

ACCOUNTS RECEIVABLE (page 1 of 1)

Decrease in the accounts receivable in April reflects an atypical March

Last April had only eighteen business days, by virtue of the Passion of Christ and Tiradentes holidays, having a direct influence over March, which had twenty-two business days in 2017.

Accordingly, there was a reduction in Accounts Receivable in April, with a decrease of R$ 585 million in relation to the previous month (-18.2%), reaching the amount of R$2,638 million. Network Use Services account was the only one to increase in relation to March from R$ 140 million and ending April with collection of R$ 242 million.

Emphasis should be given to the reduction of the “Clients” item, with a decrease of R$ 335 million in April in relation to the previous month (-15.1%), amounting to R$ 1,886 million.

○ According to the Management, the reduction of the accounts receivable in April compared to the previous month was already expected, mainly in the Clients account, since March’s results have been positively influenced by the postponement of the accounts receivable from February to March, due to the Carnival holiday and the greater number of days.

The other accounts receivable items also decreased in relation to the previous month, thus contributing to the results presented. The “Others” item decreased by R$ 223 million, amounting to accounts receivable of R$ 115 million, while “Dealers” had negative variation of R$ 167 million, amounting to R$ 395 million in April.

○ According to the management, the reduction of Other Accounts Receivable in April 2017 is related to the receipt of infrastructure rent for the period between July and December 2016 between the Group companies in March, which eventually increased the amounts received in March 2017.

○ The Management also informed that, specifically in the “Dealers” item, there was advance payment by some dealers in March 2017 of notes that would mature in April 2017, which had a negative impact in the Accounts Receivable of Dealers in April 2017.

R$ million	(A) 03/31/2017 Mar/17		(B) – (A) Variation	(B) 04/30/2017 Apr/17
INITIAL Balance – Financial Cash	7,380		(210)	7,170
Clients	2,221		(335)	1,886
Network Use Services	102		140	242
Dealers	562		(167)	395
Others	338		(223)	115
Accounts Receivable (1)	3,223		(585)	2,638
Staff	(136)		(2)	(138)
Materials/Services Suppliers	(1,597)		80	(1,517
Taxes	(1,232)		380	(852)
Court Deposits	(168)		151	(17)
Contingencies	(23)		24	1
Accounts Payable (2)	(3,156)		633	(2,523)
Telemar	(159)		5	(154)
Landline Brt	(62)		6	(56)
Oi Móvel	(125)		(11)	(136)
Investments (3)	(346)		0	(346)
Net Operating Generation (1 +2 + 3)	(279)		48	(231)
Intra-group Transactions	2		(101)	(99)
Financial Transactions	67		(23)	44
Dividends and Interest on Net Equity	()		()	()
FINAL Balance - Financial Cash	7,170		(286)	6,884
Figure 10 - Accounts Receivable – Share Structure

		Apr/17		Mar/17
		R$ million	Share	Share
	Accounts Receivable	2,638	100%	100%
	Clients	1,886	71%	69%
	Dealers	395	15%	17%
	Network Use Services	242	9%	3%
	Others	115	4%	10%

4.1 Managerial Cash Flow Statement Consolidated Financial Statements of the Companies under Reorganization (unaudited)	EXECUTIVE SUMMARY

Table 1 - Managerial Cash Flow Statement April 2017

ACCOUNTS PAYABLE (page 1 of 1)

Payment of the concession charge to

Anatel prevented a greater Tax reduction in

April

The payments amounted to R$ 2,523 million in April, a reduction of R$ 633 million in relation to the previous month, equivalent to 20% of the total.

Taxes were the main responsible for this reduction, with a decrease of R$ 380 million in the month (a 30.8% reduction), reaching R$ 852 million. In April, 34% of all payments made were related to the “Tax” item.

○ o According to clarifying information of the Management, after payment of the annual rate of the Maintenance Telecommunication Inspection Fund (Fistel) payable to ANATEL in the amount of R$ 660 million in March, a reduction in the level of payments related to tax in April was already expected. The reduction was not even greater due to the payment of the concession charge to Anatel, in the amount of R$ 157 million, related to 2016-2017, which affected the operating cash generation in the month.

Just as important, the reduction of R$ 151 million in April in the “Court deposits” item, which decreased from R$ 168 million in March to only R$ 17 million in April, directly contributed to the month’s results.

○ According to the Management, the reduction in Court deposits in April is due to the impact created by the payment in court of Globenet in the amount of R$ 182 million in March, in relation to January and February, which was restrained, in addition to the amount corresponding to March, significantly increasing the item in the previous month.

There was also a reduction in Materials/Service Suppliers by R$ 80 million to R$ 1,517 million (a 5% decrease), influenced by the reduction in the Rent expenses (a reduction of R$ 174 million).

○ According to the management, in March the infrastructure rent was paid for the period of July and December 2016, between the companies of the Group, contributing to inflate the item, and in April the rent expenses turned back to the level previously registered.

The “Contingency” item decreased by R$ 24 million in April, ending the month with positive balance of R$ 1 million. On the other hand, the accounts payable related to Personnel had a slight increase of R$ 2 million in April, amounting to R$ 138 million.

R$ million	(A) 03/31/2017 Mar/17		(B) – (A) Variation	(B) 30/04/2017 Apr/17
INITIAL Balance – Financial Cash	7,380		(210)	7,170
Clients	2,221		(335)	1,886
Network Use Services	102		140	242
Dealers	562		(167)	395
Others	338		(223)	115
Accounts Receivable (1)	3,223		(585)	2,638
Staff	(136)		(2)	(138)
Materials/Services Suppliers	(1,597)		80	(1,517)
Taxes	(1,232)		380	(852)
Court Deposits	(168)		151	(17)
Contingencies	(23)		24	1
Accounts Payable (2)	(3,156)		633	(2,523)
Telemar	(159)		5	(154)
Landline Brt	(62)		6	(56)
Oi Móvel	(125)		(11)	(136)
Investments (3)	(346)		0	(346)
Net Operating Generation (1 +2 + 3)	(279)		48	(231)
Intra-group Transactions	2		(101)	(99)
Financial Transactions	67		(23)	44
Dividends and Interest on Net Equity	()		()	()
FINAL Balance - Financial Cash	7,170		(286)	6,884
Figure 11 – Accounts Payable – Share Structure

		Apr/17		Mar/17
		R$ million	Share	Share
	Accounts Payable	(2,523)	100%	100%
	Materials/Services Suppliers	(1,517)	60%	51%
	Taxes	(852)	34%	39%
	Staff	(138)	5%	4%
	Others	(16)	1%	6%

4.1 Managerial Cash Flow Statement Consolidated Financial Statements of the Companies under Reorganization (unaudited)	EXECUTIVE SUMMARY

Table 1 - Managerial Cash Flow Statement April 2017

INVESTMENTS (page 1 of 1)

In April, the Companies under Reorganization kept the share destined to Investments on a level similar to the one verified in the previous month, reaching R$ 346 million.

NET OPERATING GENERATION

The payment of the concession charge to Anatel, in the amount of R$ 157 million, related to the period of 2016-2017, prevented a greater reduction of the Tax “item” in April, which hindered a reduction even greater of the Accounts Payable, ending the month in R$ 2,523 million.

Accordingly, considering the Investments expenses were kept in R$ 346 million, and the accounts receivable were reduced to R$ 2,638 million, the net operating cash generation in April was R$ 231 million negative.

FINAL BALANCE – FINANCIAL CASH

The Intra-group Transactions contributed to the reduction of the financial cash in April, with outflow of R$ 99 million in the month, compared to a positive balance of R$ 2 million in March.

According to the management, as verified in the previous RMAs, the transaction with Rio Alto, a company of the Oi S.A. Group not included in the Judicial Reorganization proceedings, was initiated in July 2013, and involves the sale of part of the accounts receivable portfolio of the Companies under Reorganization Oi S.A., Telemar Norte Leste S.A, and Oi Móvel S.A.

In April, the recovery of the credit portfolio of Rio Alto was greater than the sale of accounts receivable between the Companies under Reorganization and Rio Alto, causing an increase to the volume of intra-group financial transfer of the Companies under Reorganization to said company.

The Financial Transactions, in turn, reached R$ 44 million in April, compared to R$ 67 million in the previous month. Dividends remained zero.

Overall, the transactions extended the negative variation of the Net Operating Cash Generation, such that the Financial Cash Final Balance was reduced by R$ 286 million in relation to the previous month (a 4.0% decrease), amounting to R$ 6,884 million.

R$ million	(A) 03/31/2017 Mar/17	(B) – (A) Variation	(B) 04/30/2017 Apr/17
INITIAL Balance – Financial Cash	7,380	(210)	7,170
Clients	2,221	(335)	1,886
Network Use Services	102	140	242
Dealers	562	(167)	395
Others	338	(223)	115
Accounts Receivable (1)	3,223	(585)	2,638
Staff	(136)	(2)	(138)
Materials/Services Suppliers	(1,597)	80	(1,517)
Taxes	(1,232)	380	(852)
Court Deposits	(168)	151	(17)
Contingencies	(23)	24	1
Accounts Payable (2)	(3,156)	633	(2,523)
Telemar	(159)	5	(154)
Landline Brt	(62)	6	(56)
Oi Móvel	(125)	(11)	(136)
Investments (3)	(346)	0	(346)
Net Operating Generation (1 +2 + 3)	(279)	48	(231)
Intra-group Transactions	2	(101)	(99)
Financial Transactions	67	(23)	44
Dividends and Interest on Net Equity	()	()	()
FINAL Balance - Financial Cash	7,170	(286)	6,884
Figure 12 - Investments – Share structure

Apr/17	Mar/17
R$ million	Share	Share
Investments	(346)	100%	100%
Telemar	(154)	44%	46%
Oi Móvel	(136)	39%	36%
Landline Brt	(56)	16%	18%

4.1 Managerial Cash Flow Statement Consolidated Financial Statements of the Companies under Reorganization (unaudited)	EXECUTIVE SUMMARY

Table 2 – Direct Cash Flow

Direct Cash Flow

R$MM

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANIES UNDER REORGANIZATION	SEP/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17
Initial Balance – Financial Cash	5,816	6,245	6,595	6,973	7,293	7,094	7,380	7,170
Accounts Receivable	2,881	2,783	2,587	2,742	2,669	2,305	3,223	2,638
Clients	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886
Network Use Services	282	118	81	98	84	78	102	242
Dealers	442	466	494	465	512	412	562	395
Others	132	203	65	51	199	117	338	115
Accounts Payable	(2,356)	(2,149)	(2,074)	(2,166)	(2,562)	(1,805)	(3,156)	(2,523)
Staff	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)
Materials and Services Suppliers	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)
Materials/Services	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)
Rents	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)
Graphic/Data Processing	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)
Service/Collection Call Center	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)
Concessionaires	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)
Advisory Services / Audits / Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)
Other Services/Accounts Payable	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)
Network Use Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)
Court Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)
Contingencies	(36)	(38)	(23)	(37)	(3)	-	(23)	1
Investments	(97)	(316)	(282)	(242)	(261)	(345)	(346)	(346)
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)
Landline Brt	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)
Operating Generation	428	318	231	333	(154)	155	(279)	(231)
Intra-group Transactions	(48)	(30)	23	(76)	(48)	80	2	(99)
Financial Transactions	49	61	32	63	65	51	67	44
Dividends and Interest on Net Equity	-	-	93	-	(63)	-	-	-
Final Balance – Financial Cash	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884

5 Service to Creditors	EXECUTIVE SUMMARY

SERVICE TO CREDITORS

Over the last month, BT dedicated itself to sending the documents analyzed thereby in the administrative phase to the creditors that made such request, under article 7, Paragraph 2 of Law 11,101/2005, and provided several clarifying information to the creditors that directly contacted BT through the channels available.

BT also had daily contact with the notary office of the 7th Business Court, in order to collaborate with the organization of the late proof of claims and credit opposition, as well as held meetings with the Company to establish a work dynamics for the examination of the mentioned ancillary proceedings.

With expiration of the term for the creditors to submit their opposition to the credits listed in the creditors list submitted by BT, expired on June 12, 2017, BT began the selection of the ancillary proceedings, having already examined 967 oppositions and 763 late proof of claims, and filed 520 statements until this moment.

As it has already been mentioned in previous Reports, BT is still analyzing legal matters of different complexities and of several branches of Law, including international Law, due to the several questions that are presented thereto.

6 Statements Submitted by BT	EXECUTIVE SUMMARY

SUMMARY OF THE STATEMENTS OF BT IN THE CASE RECORDS

Page 198.482/198.487	Petition from BT submitting the creditors list	05.12.2017
Page 198.449/198.451	Statement about the request of the Companies under Reorganization about the extension of the stay period	05.15.2017
Page 199.189/199.245	Monthly report of the activities developed by the Companies under Reorganization	05.15.2017
Page 199.648/199.649

Statement about:

(i) the fee proposal of company Rio Branco SP Consultores Associados Ltda. for previous appraisal of the sale amount of

Timor Telecom S.A;

(ii) the request made by Goldentree Distressed Fund 2014 LP et al for the Companies under Reorganization to be summoned to provide information on the payment made in favor of a former member of the Board of Directors of Oi S.A.;

(iii) the petitions from several creditors, in which they inform their interest in the mediation granted on pages 104.876/104.878.

(iv) the petition from creditor José Inácio Kuhn;

(v) the petition from Goldentree Distressed Fund 2014 LP et al about matters related to the Judicial Reorganization Plan; and

(vi) the request for credit reserve on behalf of Maristela Coser, resulting from suit No. 0001053-63.2013.8.21.0078,

		06.06.2017

6 Statements Submitted by BT	EXECUTIVE SUMMARY

Interlocutory Appeal in which BT submitted statement

0005012 – 97.2017.8.19.000	Appeal filed by Jean Leon Marcel Groenewegen (Dutch BT) against the decision of pages 103.302/103/305, which determined provisional measures related to ADRs and the common and preferred shares that serve as guarantee therefor.	06.02.2017

In addition to the abovementioned proceedings, BT, in reply to the official letters and requests directly addressed thereto by different Courts in the country, presented manifestations in proceedings filed against the Companies under Reorganization.

Avenida Franklin Roosevelt, nº 115, 4º andar CEP 20021-120 Rio de Janeiro, RJ – Brazil	Avenida Juscelino Kubtischek, nº 510, 8º andar CEP 04543-906 São Paulo, SP – Brazil

Rua James Joule,

nº 92, 10º andar

Brooklin Novo,

CEP 04576-080

São Paulo, SP – Brazil

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